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                                                                    EXHIBIT 16.1

                        [ARTHUR ANDERSEN LLP LETTERHEAD]





Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

May 16, 2002

Dear Sir/Madam:

We have read the four paragraphs contained in Item 4 included in the Form 8-K dated May 16, 2002 of Wells Real Estate Fund I to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP

cc: Mr. Doug Williams, Senior Vice President Finance & Accounting Wells Real Estate Funds